UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 4, 2016
(Date of earliest event reported: March 1, 2016)

Revlon Consumer Products Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	33-59650	13-3662953
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One New York Plaza New York, New York	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 527-4000
(Registrant’s telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 that Revlon Consumer Products Corporation (together with Revlon, Inc., the “Company”) filed with the SEC on February 26, 2016, Lorenzo Delpani informed the Board of Directors of the Company that he was resigning his position as President and Chief Executive Officer of the Company effective March 1, 2016.  Mr. Delpani will continue to be an employee of the Company until March 31, 2016 (the “Effective Date”) and will continue to serve on the Company’s Board of Directors, at the Board’s discretion and as long as so elected by Revlon, Inc.  On March 1, 2016, in connection with the transition of his duties and responsibilities, the Company and Mr. Delpani entered into a Transition and Separation Agreement and Release (the “TSA”).

In consideration for Mr. Delpani’s compliance with certain restrictive covenants of the TSA, including its confidentiality, non-competition, non-solicitation and non-disparagement provisions (the “Restrictive Covenants”) for 24 months following the Effective Date (the “Non-Competition Period”), the Company will:  (i) pay Mr. Delpani $600,000 per year during the Non-Competition Period, to be paid in equal installments on a bi-weekly basis; (ii) pay Mr. Delpani a pro-rated portion of his 2016 annual bonus at the target level of 100% of his current base salary, subject to adjustment based on the Company’s level of attainment of its corporate performance objectives for 2016, payable at such time as 2016 annual bonuses are paid to the Company’s other employees; and (iii) continue to provide Mr. Delpani with the same or substantially similar medical, dental and vision and life insurance benefits that he was receiving prior to his transition until the earlier of the end of (a) the Non-Competition Period or (b) the date on which he becomes covered by the medical, dental and/or vision plans of another employer.

Pursuant to the TSA, Mr. Delpani has agreed to provide advisory services to the Company for up to 24 months following the Effective Date (the “Advisory Period”) in order to assist with the transition of his duties (the “Advisory Services”).  During the Advisory Period, the Company will pay Mr. Delpani a fee of $600,000 per year (the “Advisory Fees”), to be paid in equal installments on a bi-weekly basis.  The Company may elect to terminate the Advisory Services prior to the end of the Advisory Period upon the occurrence of any of the following events:  (i) Mr. Delpani’s willful failure to provide or perform the Advisory Services; (ii) Mr. Delpani’s conviction of any felony or any crime of moral turpitude; or (iii) any breach by Mr. Delpani of the Restrictive Covenants (any event under (i), (ii) or (iii), being “Cause”).  The Company may also terminate the Advisory Services at any time, provided that, if the Company terminates the Advisory Services other than for Cause, the Company will continue to pay Mr. Delpani the Advisory Fees through the end of the Advisory Period, subject to his continued compliance with the Restrictive Covenants.

In consideration for Mr. Delpani’s compliance with the Restrictive Covenants, Mr. Delpani will also remain eligible to vest in the 65,703 restricted shares of Revlon, Inc. Class A common stock that he would have otherwise vested in on March 15, 2017 and such shares will also automatically vest upon the consummation of any “change of control.” Upon the Effective Date, all other unvested restricted stock awards held by Mr. Delpani as of such date will be forfeited and cancelled.

The foregoing payments and benefits are subject to Mr. Delpani’s execution of a valid release of claims against the Company and certain of its affiliates as of the Effective Date.

The foregoing description of the TSA is qualified in its entirety by reference to its full text, a copy of which is attached to this Form 8-K as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

10.1	Transition and Separation Agreement and Release dated March 1, 2016, between the Company and Lorenzo Delpani (incorporated by reference to Exhibit 10.1 to Revlon, Inc.’s Current Report on Form 8-K filed with the SEC on March 4, 2016).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON CONSUMER PRODUCTS CORPORATION

	By:	/s/ Michael T. Sheehan
Michael T. Sheehan
Senior Vice President, Deputy General Counsel and Secretary

March 4, 2016